Registration No: 333-139677

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 5 TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933
__________________

CARD ACTIVATION TECHNOLOGIES INC.
(Name of Small Business Issuer in Its Charter)
___________________

Delaware	6794	20-5769015
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

53 West Jackson Blvd., Suite 1618
Chicago, Illinois 60604-3749
(312) 972-1662
(Address and Telephone Number of Principal Executive Offices)
___________________

Copies of communications to:

JOSEPH I. EMAS
1224 WASHINGTON AVENUE
MIAMI BEACH, FLORIDA 33139
TELEPHONE NO.: (305) 531-1174
FACSIMILE NO.: (305) 531-1274
___________________

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount to be Registered	Offering Price Per Share (1)	Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.0001 per share	44,431,613	$.25	$11,107,903	$1,188.55

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus
Subject to Completion, dated April ___, 2007

CARD ACTIVATION TECHNOLOGIES INC.
44,431,613 Shares of Common Stock

This prospectus relates to the sale of up to 44,431,613 shares of our common stock by the selling stockholders. The selling stockholders are those shareholders who received restricted stock in the spin-off of our company from MedCom USA, Incorporated. There is no minimum total number of shares which must be sold in this offering, no minimum price per share and no arrangements to place any of the proceeds of this offering in escrow. The offering will terminate upon the earlier of (i) the second anniversary of the date of this prospectus, (ii) the date on which all 44,431,613 shares have been sold, or (iii) the date on which the Company elects to terminate this offering. The shares will not be offered through an underwriter.

We will not receive any proceeds from the sale of our shares by the selling stockholders. We will pay the expenses of registering the shares registered in this prospectus.

There is currently no trading market for the Company’s securities. The prices which the selling shareholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. The selling shareholders will sell at a price of $0.25 per share until your shares trade on the over-the-counter Bulletin Board, and thereafter they will sell at prevailing market prices or privately-negotiated prices

The shares included in this prospectus may be reoffered and resold directly by the selling security holders in accordance with one or more of the methods described in the plan of distribution, which begins on page 26 of this prospectus. We will not control or determine the price at which a selling security holder decides to sell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

INVESTING IN THE COMPANY’S COMMON STOCK INVOLVES SUBSTANTIAL RISKS, AND INVESTORS SHOULD NOT BUY THESE SHARES UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Card Activation Technologies Inc.
53 West Jackson Blvd., Suite 1618
Chicago, Illinois 60604-3749
(312) 972-1662

The date of this prospectus is                                                                             , 2007

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the section entitled “Risk Factors” beginning on page 4 and the financial statements in this prospectus, prior to making an investment decision.

About Card Activation Technologies Inc.

Card Activation Technologies Inc. (“Company”) is a Delaware corporation headquartered in Chicago, Illinois that owns proprietary patented payment transaction technology used for electronic activation of phone, gift and affinity cards.

The patent was transferred to the Company by MedCom USA, Incorporated (“MedCom”) on the formation of the Company and in exchange for 146,770,504 shares of Common Stock. On October 31, 2006, the MedCom board of directors declared a stock dividend to its shareholders of record at the end of business on December 15, 2006 of one share of Common Stock in the Company for every one share of common stock of MedCom owned by its shareholders, such stock being distributed on March 1, 2007. This was a dividend of 86,770,504 shares of our Common Stock. MedCom retained the balance of 60,000,000 shares of Common Stock. MedCom is a publicly traded Delaware corporation, headquartered in Scottsdale, Arizona, that provides innovative healthcare and financial transaction solutions for electronically processing HIPAA compliant transactions within the healthcare industry.  MedCom provides a terminal based service package and a compatible web portal add-on for physicians, clinics and hospitals and dentists that include the following services: real-time transactions including; patient eligibility, referrals, claims status and service authorizations, 100% paperless claims processing, patient easy pay, credit/debit cards, and check guarantee.

The Company is a development stage company that was incorporated in August 2006 in order to own their commercially develop the assigned patent which covers the payment transaction technology and process for taking a card with a magnetic strip or other data capture mechanism and activating the card by loading a determined monetary value onto the card for use at a later date for different types of transactions. This process is utilized for prepaid phone cards, gift cards, and affinity cards. As of the date of this prospectus, we have never entered into any patent license agreements.

As of the date of this prospectus, we have no significant revenues or operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. We have one principal asset, our patented payment transaction technology assigned from MedCom, and one full time and one part-time employees. We do not expect to commence full scale operations or generate revenues until late 2007. Since incorporation, we have not made any significant purchases or sale of assets, nor have we been involved in any mergers, acquisitions or consolidations. We have filed three lawsuits to enforce our patented technology and we have sent license agreement requests to a number of companies regarding infringement resolutions available for patent violations made through the use of our patented payment transaction technology.

Summary of the Offering

The Company is currently authorized to issue 176,000,000 million shares, of which 175,000,000 shares are common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shares are preferred stock, par value $0.001 per share (“Preferred Stock”). As of December 15, 2006, 146,770,504 shares of Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding.

Pursuant to the offering described in this prospectus, the selling stockholders intend to sell up to 44,431,613 shares of Common Stock to investors (the “Offering”)., representing, if all shares offered were sold, 30.27% of our issued and outstanding shares of common stock.

The Company will not receive any proceeds from the Offering.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in this prospectus, as well as other information we include in this prospectus. Although every effort has been made to anticipate possible risks, unforeseen conditions and unexpected events may arise, and this list may not be all-inclusive.

Risks Related to the Company’s Business

The report of independent Registered Public Accounting firm contains explanatory language that substantial doubt exists about our ability to continue as a going concern

The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. The report states that we have not been able to generate sufficient cash flows from operations and have incurred net losses since inception and have been dependent on financing to support our business efforts. If we are unable to obtain sufficient financing in the near term or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, resulting which will adversely affect the value of our common shares.

The Company may not be able to secure financing, which in turn could affect the Company’s ability to operate as a going concern.

As of March 31, 2007, the Company had an accumulated deficit of $110,054 and a working capital deficit of $110,054. The Company does not anticipate any revenues in the foreseeable future will incur losses from operations. The Company’s inability to obtain financing, if required, would have a material adverse effect on the value of its patent and its ability to develop its operations and implement its business plan, which will negatively affect the value of our common shares.

The Company has no operating history, which makes it impossible to evaluate its business and to predict any future operating results.

To date, the Company has been primarily engaged in organizational activities, including obtaining various consulting agreements and other agreements to develop and license the patented technology. The Company has not generated any revenues to date and does not anticipate generating any revenues until such time as third party users of the patented technology enter into license agreements or the Company seeks to enforce its patents in court against third party users of the technology who will not sign licensing agreements. Accordingly, the Company has no operating history upon which an evaluation of its performance and the value of its patented technology. Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial conditions and results of operation.

The Company expects to incur losses for the foreseeable future and may never achieve profitability.

The Company anticipates that it will incur operating losses for the foreseeable future. We may never generate revenues or achieve profitability and, if we ever achieve profitability, we may not be able to maintain profitability. If we are unable to achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations, adversely impacting the value of the common stock.

The Company has no experience in marketing and licensing its technology and, to be successful, the Company needs to retain qualified personnel to protect and license its technology

The Company is recently formed and, consequently, lacks the requisite experience to execute its licensing and marketing objectives. The Company has hired personnel with expertise in licensing and marketing. See “Directors, Executive Officers, Promoters and Control Persons” discussing management’s background and experience. The Company will also have to hire administrative personnel. There can be no assurances that the Company will be able to retain the qualified personnel necessary for the development of its business, which would have a material adverse effect on our business and financial condition.

The Company assigned no value to the technology underlying our business.

The Company holds one asset; the cost basis of the development of the patent infringement litigation. The Company owns the patent technology of the electronic activation of gift, Affinity, and phone cards the patent had a cost basis of $13,100 of legal costs related to the establishment of the patent. In first quarter 2007 of MedCom expended $0 cost toward the legal costs related to the patent. MedCom impaired the entire value of the patent cost because there were not yet any proven revenues related to the patent infringement litigation. As a result of the absence of a valuation, it will impair the ability to ascertain the value of the business, which would adversely affect the value of our common shares.

The Company depends on its patent and proprietary rights to develop and protect technologies and products, which rights may not offer sufficient protection from infringement by third parties.

MedCom has represented to the Company that the assigned patent issued by the U.S. Patent Office for its patented payment transaction technology is a valid patent. However, there can be no assurances that the patent and the payment transaction technology will be enforceable or generate revenues for the Company.

The Company’s inability to protect its intellectual property through sufficient patent protection will adversely affect that Company’s ability to survive and other companies may be able to develop substantially similar technologies in competition with the Company. If those other companies enter the marketplace with their own similar products, the value of the Company’s patent will be substantially diminished.

The Company’s success will depend on its ability to obtain and enforce protection under United States and foreign patent laws and other intellectual property laws for the technology that the Company intends to market and license, to develop and preserve the confidentiality of trade secrets and to operate without infringing the proprietary rights of third parties.

The Company cannot assure you that our technology will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others. Consequently, such breach could have a negative effect on our financial performance and results of operations.

The Company’s inability or failure to collect any license fees for the technology will adversely affect the Company’s licensing of its technology, which will cause the Company to lose substantially all of its value.

The Company’s inability or failure to collect any license fees will adversely affect the Company’s licensing of its technology. As those rights will be the Company’s primary asset, if the Company is unable to maintain those rights, the Company will lose substantially all of its value, which will negatively affect the value of our common shares

A decrease in the projected prices that the Company may charge for licensing its technology may adversely impact our business.

The Company’s ability to commercialize its technology successfully will depend in part on the price the Company may charge for that technology. Significant uncertainty exists as to the pricing flexibility for the technology. There can be no assurance that the Company’s assumptions concerning licensing pricing will be achieved, which would have a material adverse effect on our business and financial condition and negatively affect the value of our common shares.

The Company has limited sales and marketing capability and may not be successful in selling or marketing its technology.

The Company currently has no sales and marketing capability. The creation of infrastructure to commercialize its technology may a difficult, expensive and time-consuming process. The Company may not be able to establish sales capabilities or be successful in gaining market acceptance for its technology, which would have a material adverse effect on our business and financial condition.

Third parties may assert claims against the Company for infringement of patents and other intellectual property rights, which could harm our business.

Parties not affiliated with the Company have obtained or may obtain United States or foreign patents or possess or may possess proprietary rights relating to the patented technology of the Company. Patents now in existence or hereafter issued to others may adversely affect the development or commercialization of the Company’s technology. Further, The Company’s technology may infringe patents owned by others. The Company could incur substantial costs in defending infringement suits brought against it or in asserting any infringement claims against others, which they may not have the funds or insurance to cover.

Litigation to enforce its patent against unauthorized users will be expensive and time consuming, and their outcome is uncertain. Any delay or other factor which negatively affects the Company’s ability to fund operations and develop revenues.

Litigation to enforce the Company’s patented technology against unauthorized users can be a lengthy, time-consuming and expensive process and there can be no assurance of the results of such litigation. On October 19, 2006 the Company initiated lawsuits against McDonald’s Corporation and Walgreen Co. for infringing its payment transaction patent. On December 7, 2006 the Company initiated a lawsuit against Sears Holding Corporation for infringing its payment transaction patent. The Company has engaged counsel to work to solicit and obtain license agreements from companies that have been utilizing our patented payment transaction technology and to initial enforcement actions against those using the technology but whom have refused to enter into a licensing agreement for it. Counsel is continuing to contact other entities, including retailers and product suppliers, to provide them with a licensing agreement that will permit them to practice the patented technology. In addition, if we fail to provide adequate proprietary protection, our names, brand name reputation, revenues and potential profitability may be negatively affected.

Risks Related to the Spin Off

The Company has determined that the spin off is a taxable event and does not qualify as a tax free spin off under rulings from the IRS, but the financial consequences to investors are not expected to be material.

The spin off does not qualify for tax-free treatment for U.S. federal income tax purposes.  MedCom will be subject to tax  and MedCom’s stockholders would be subject to tax equal to the fair market value of our common stock that was distributed to them, taxed as a dividend (without reduction for any portion of a MedCom’s stockholder’s basis in its shares of MedCom common stock) for U.S. federal income tax purposes and possibly for purposes of state and local tax law, to the extent of a MedCom’s stockholder’s pro rata share of MedCom’s current and accumulated earnings and profits (including any arising from the taxable gain to MedCom with respect to the spin off). It is expected that the amount of any such taxes to MedCom’s stockholders and to MedCom would not be substantial as we approximate the tax effect of $14,677.  We calculate that tax effect by using par value as our valuation which is 146,770,504 common shares issued at our par value of $.0001.  We value this spin off at par value since the company holds no assets, is uncertain as to future benefit, the stock is not trading, and the company has not even received a stock symbol.  Medcom will have a taxable event of $6,000 which equates to 60,000,000 times its par value.  All recipients of the stock distribution will received a form 1099B for December 31, 2007.

We have no operating history as an independent company upon which you can evaluate our performance and accordingly, our prospects must be considered in light of the risks that any newly independent company encounters.

Prior to the consummation of this distribution, we have operated as part of MedCom. Accordingly, we have no experience operating as an independent company and performing various corporate functions, including human resources, tax administration, legal (including compliance with the Sarbanes-Oxley Act of 2002 and with the periodic reporting obligations of the Securities Exchange Act of 1934), treasury administration, investor relations, internal audit, insurance, information technology and telecommunications services, as well as the accounting for many items such as equity compensation, income taxes, derivatives, intangible assets and pensions. Our prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the early stages of independent business operations, particularly companies such as ours in highly competitive markets with complex supply chain operations.

Our historical and pro forma financial information is not necessarily indicative of our results as a separate company and therefore may not be reliable as an indicator of our future financial results.

Our historical financial statements and Unaudited Pro Forma Combined and Consolidated Financial Statements have been created from MedCom’s financial statements using our historical results of operations and historical bases of assets and liabilities as part of MedCom. Accordingly, the historical financial information we have included in this information statement is not necessarily indicative of what our financial position, results of operations and cash flows would have been if we had been a separate, stand-alone entity during the periods presented.

The historical financial information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future and does not reflect many significant changes that will occur in our capital structure, funding and operations as a result of the spin off. While our historical results of operations include all costs of MedCom’s assigned technology business, our historical costs and expenses do not include all of the costs that would have been or will be incurred by us as an independent company. In addition, we have not made adjustments to our historical financial information to reflect changes, many of which are significant, that will occur in our cost structure, financing and operations as a result of the spin off. These changes include potentially increased costs associated with reduced economies of scale and purchasing power.

Our effective income tax rate as reflected in our historical financial information also may not be indicative of our future effective income tax rate. Among other things, the rate may be materially impacted by:

•	changes in the mix of our earnings from the various jurisdictions in which we operate;

•	the tax characteristics of our earnings;

•	the timing and amount of earnings of foreign subsidiaries that we repatriate to the United States, which may increase our tax expense and taxes paid; and

•	the timing and results of any reviews of our income tax filing positions in the jurisdictions in which we transact business.

Substantial sales of our common stock following the distribution may have an adverse impact on the trading price of our common stock.

Some of the MedCom’s stockholders who receive our shares of common stock may decide that their investment objectives do not include ownership of our shares, and may sell their shares of common stock following the distribution. In particular, certain MedCom stockholders that are institutional investors have investment parameters that depend on their portfolio companies maintaining a minimum market capitalization that we may not achieve after the distribution. We cannot predict whether other stockholders will resell large numbers of our shares of common stock in the public market following the distribution or how quickly they may resell these shares. If our stockholders sell large numbers of our shares of common stock over a short period of time, or if investors anticipate large sales of our shares of common stock over a short period of time, this could adversely affect the trading price of our shares of common stock.

If we lose our key personnel or our key personnel devote substantial time to Medcom, our business and prospects may be adversely affected.

Our performance is dependent on the services of certain key employees, particularly William P. Williams, our President and Chief Executive Officer, and Michael Malet, our Executive Vice President. The loss of services of any of our key employee could have a material adverse effect on our business and financial condition. We may not be able to hire and retain other management if we lose the services of our key employees. In addition, our key employees are also employees of Medcom and may not be able to devote sufficient time to our business, could have a negative effect on our financial performance and results of operations.

Substantial sales of our common stock by Medcom may have an adverse impact on the trading price of our common stock.

Since MedCom will hold 40.9% of our shares of common stock and may sell their shares of common stock. If our Medcom sells large numbers of our shares of common stock over a short period of time, or if investors anticipate large sales of our shares of common stock over a short period of time, this could adversely affect the trading price of our shares of common stock.

Possibility of Contingent Liability and a potential violations of the federal Securities Laws

The board of directors of MedCom USA, Incorporated (“MedCom”) determined to separate its card technology business segment from its other business segments by means of a spin off of a portion of our stock to MedCom’s shareholders. To accomplish the spin off, MedCom declared a stock dividend effective at the end of business on December 15, 2006 and distributed on March 1, 2007,  for a substantial portion of its equity interests in our company, consisting of 86,770,504 shares of our common stock, to MedCom’s stockholders on a pro rata basis. We filed a registration statement on Form SB-2 with the intent of complying with safe harbor provisions of Staff Legal Bulletin No. 4.  Although we intended to follow steps necessary for reliance on the safe harbor, we failed to follow the appropriate steps. There is a possibility that the recipients could theoretically attempt to rescind their receipt of securities and the Securities and Exchange Commission could find that Medcom made a distribution of securities in violation of Section 5. The management of the Company has filed both a revised SB-2 and a Form 10-SB to comply with the intent of Staff Legal Bulletin No. 4, if not the technical requirements, and will not commence seeking a market for our common stock until the registration statements have cleared all comments from the Securities and Exchange Commission. Further the Company failed to inform investors of the terms of the spin off through the distribution of an information statement prior to distributing the shares in the spin off.

Risks Related to the Offering

The Offering Price and other terms of this Offering have been arbitrarily determined.

The offering price of the Common Stock in this Offering was arbitrarily determined. Such offering price otherwise has no relationship to the Company’s assets, its book value ($0.0001 per share as of the date of this prospectus) or any other established criterion of value, and may not be indicative of the fair market value of the Company’s Common Stock. In the event the Company creates a market for publicly trading its shares, the ultimate trading price of the Company’s Common Stock may be substantially higher or lower than the price that an investor will pay in this Offering.

The offering price of the Common Stock may not be indicative of future market prices, to the extent that such a public market ever develops.

To the extent that a public market ever develops for our Common Stock, such market may not perceive the offering price as being representative of the fair value of the Company’s Common Stock, in which case investors may not be able to sell their Common Stock at or above the offering price, which will result in a loss of a portion or all of the investor’s investment. The Company anticipates that the market price, if a market ever develops, of its shares will fluctuate significantly in response to numerous factors, many of which are beyond the control of the Company, including, without limitation:

•	the announcement of competing technology by the Company’s competitors;

•	intellectual property developments;

•	quarterly variations in the Company’s and its competitors’ results of operation;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general market conditions and other factors, including factors wholly unrelated to the Company’s own operations or performance.

To the extent that the Company does create a market for publicly trading its Common Stock, the Company anticipates that, at least initially, its Common Stock may be quoted on the OTC Bulletin Board and the stock market and the securities of companies that are traded in this manner are prone to extreme price fluctuations, which could further substantially depress the value of the Common Stock. The price volatility of the Common Stock and the downward pressure on its price may be intensified to the extent that the trading volume of the Common Stock will be low.

There is not now nor may there ever be an active market for the Company’s Common Stock.

There is currently no market at all for the Company’s Common Stock. Further, although the Company anticipates that its Common Stock will be quoted on the OTC Bulletin Board, the Company expects that trading on the exchange will be light or sporadic at best. At any given time, several days or weeks may elapse with no trading whatsoever of the Common Stock. The Company is providing no assurances of any kind or nature whatsoever that an active market for its Common Stock will ever develop. Investors who purchase shares in this Offering should understand that there may be no alternative exit strategy for them to recover or liquidate their investments in the Common Stock. Accordingly, investors must be prepared to bear the entire economic risk of an investment in the Common Stock for an indefinite period of time.

Additional uncertainty will be experienced with respect to the price of the Common Stock because the Company is a technology entity and the market price of the securities of technology companies is especially volatile.

If the Company’s operations do not develop and its revenues do not grow or grow more slowly than the Company anticipates, if operating or capital expenditures exceed the Company’s expectations and cannot be adjusted accordingly or if some other event adversely affects the Company, the market price of its Common Stock will decline.

Upon completion of this Offering, the Company will become subject to the reporting requirements of the United States securities laws, which will require additional expenditure of capital and other resources.

Upon completion of this Offering, the Company will become a public reporting company and will be subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, including the Sarbanes-Oxley Act (“Sarbanes”). The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders will cause the Company’s expenses to be substantially higher than they would otherwise be if the Company were privately-held or otherwise retained its status as a non-reporting public company. It will be costly and time-consuming for the Company to develop and implement internal controls and reporting procedures required by Sarbanes, and the Company will require additional staff and third-party assistance to develop and implement appropriate internal controls and procedures. If the Company fails to or is unable to comply with Sarbanes, it may not be able to obtain independent accountant certifications concerning internal controls at the time it is required by Sarbanes.

Even if the Company were to become an OTC Bulletin Board or “Pink Sheet” Company, it may not be able to attract the attention of major brokerage firms or securities analysts.

Security analysts and major brokerage houses may not provide coverage of the Company, given that its anticipated OTC Bulletin Board or “Pink Sheet” status would provide little or no incentive to recommend the purchase of its Common Stock. The Company may also not be able to attract any brokerage houses to conduct secondary offerings and other capital raising transactions with respect to its securities. The Company’s business and ability to continue as a going concern would be adversely affected if it is unable to raise funds.

Our shares will be “Penny Stocks” which are subject to certain restrictions that could adversely affect the liquidity of an investment in us.

We intend to initially trade our common stock in the over-the-counter market. The stock price will likely be at less than $5.00 per share. Such shares are referred to as “penny stocks” within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In general, penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want. Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The Company has never paid dividends and has no plans to pay dividends at any time in the near or distant future.

The Company has never paid dividends on its capital stock, and the Company does not anticipate paying any dividends for the foreseeable or distant future. The Company’s present business plan does not include, for the foreseeable future and beyond, any payments of dividends to stockholders. Stockholders’ sole strategy for any return on their investments will be the potential for the increase in the value of their stock and the possibility of liquidating their stock positions.

You will experience dilution if the Company obtains additional financing or Issues Options.

If the Company obtains additional financing, that financing will have a dilutive effect on the holders of the Company’s securities.

The Company has adopted a stock option plan under which the Company’s officers, directors, consultants, and employees will be eligible to receive stock options exercisable for the Company’s securities at exercise prices that may be equal to or lower than the offering price in this offering. The Company has reserved 1,000,000 shares of Common Stock for issuance under this plan. Stock and stock option grants under such plans will further dilute the value of the Company’s securities and the investors’ equity position in the Company.

The Company will need to raise additional capital in order to achieve its long-term goals, but as yet it has not identified any sources for such capital.

The Company is not selling any Common Stock in this Offering and will not receive any of the proceeds. Consequently, the Company will need to conduct public or private offerings at appropriate times in the future to raise money for its operations if income cannot be generated immediately from its licensing efforts.

Our corporate charter contains authorized, unissued “blank check” preferred stock which can be issued without stockholder approval with the effect of diluting then current stockholder interests and discouraging, delaying or preventing a change in control of the Company.

Our certificate of incorporation authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. Furthermore, the issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control.

Any of the above-identified risks, even if borne out only partially and not fully, will adversely affect The Company’s business, its financial condition and its operating results. If any of the events we have identified occur, in whole or in part, the value of our Common Stock will likely decline, and an investor will lose all or part of the funds paid to acquire the Common Stock described in this prospectus with no opportunity to regain any portion of those funds in return.

FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “may,” “predict,” and other similar expressions. These forward looking statements cover, among other items:

•	our future capital needs;

•	our expectations about the value of the patented technology;

•	our expectations about the market acceptance of the technology;

•	our licensing, marketing and sales plans; and

•	our expectations about our financial performance.

We have based these forward-looking statements largely on our current expectations. However, forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond our control. Actual results could differ materially from those anticipated as a result of the factors described under “Risk Factors.”

We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this prospectus or incorporated by reference, whether as a result of new information, future events or otherwise. Because of these risks and uncertainties, the forward-looking statements and circumstances discussed in this prospectus might not transpire.

THE SPIN OFF

Background

Our business has been a part of MedCom and our assets and liabilities consist of those that MedCom attributed to its card technology business. The board of directors of MedCom determined to separate its card technology business segment from its other business segments by means of a spin off of a portion of our stock to MedCom’s shareholders. To accomplish the spin off, MedCom declared a stock dividend effective at the end of business on December 15, 2006 and distributed on March 1, 2007, for a substantial portion of its equity interests in our company, consisting of 86,770,504 shares of our common stock, to MedCom’s stockholders on a pro rata basis. Following the spin off, MedCom continues to own 60,000,000 shares of our common stock. No vote of MedCom’s stockholders was required or being sought in connection with the spin off, and MedCom’s stockholders have no appraisal rights in connection with the spin off.

Reasons for the Spin Off

Among other things, the board of directors of MedCom considered the following potential benefits in making its determination to approve the spin off:

•
Enabling investors to invest directly in our business. Because our company and MedCom’s other business segments operate in different industries, an equity investment in each company may appeal to investors with different goals, interests and concerns. Establishing separate equity securities will allow investors to make separate investment decisions with respect to our and MedCom’s respective businesses.

•
Allowing us and MedCom to focus on our respective core businesses. MedCom is implementing a transformation plan in order to make MedCom and us more tightly focused companies—with MedCom focusing on its business of healthcare and financial transaction solutions for electronically processing HIPAA compliant transactions within the healthcare industry, and us focusing on the card technology business as an independent company. MedCom’s lines of business have financial and operational characteristics which are distinct from those of our business. The spin off will allow MedCom to adopt more focused strategies around its core businesses and will enable us to better focus on the growth and development of our business.

•
Direct access to capital. Historically, our working capital requirements and capital for general corporate purposes, including acquisitions and capital expenditures, have been satisfied as part of the corporate wide cash management policies of MedCom. We expect to have better and more direct access to the capital markets after the spin off as our investors will not be forced to understand and make investment decisions with respect to MedCom’s other businesses that are fundamentally different from our business. MedCom also will benefit since its investors will not need to understand and make investment decisions with respect to our business. In addition, we and MedCom will have the option to use our own respective equity as acquisition or financing currency should the appropriate strategic opportunities arise.

•
Alternative transactions considered.  Medcom considered various other options and alternative transactions such as operating the patent litigation within the companies present operations.  Medcom also considered selling the patents however the patents uncertainty of future benefits would not ascertaining a substantial valued until tested through the patent litigation.  After considering these options it was in the best interest of the shareholders to segregate the Medcom operations from the patent litigation to preserve the Medcom operating activity and protect that operating activity from possible counter claims while litigating these patent infringement cases.

Neither we nor MedCom can assure you that, following the spin off, any of these benefits will be realized to the extent anticipated or at all.

Manner of Effecting the Spin Off

At the close of business on December 15, 2006, the shareholders of MedCom were entitled to a dividend of one share of the company’s common stock for each share owned of MedCom common stock. The shares were distributed on March 1, 2007.

MedCom instructed the stock transfer agent for it and the company to act as a distribution agent for the shares of the company distributed to our stockholders. The distribution agent has effected delivery of the shares of our common stock issuable in the spin off through the transfer agent’s book-entry registration system by mailing to each record holder a statement of holdings detailing the record holder’s ownership interest in our company and the method by which the record holder may access its account. Please note that if any stockholder of MedCom on the record date sold shares of MedCom common stock after the record date but on or before the distribution date, the seller of those shares, and not the buyer, will become entitled to receive the shares of our common stock issuable in respect of the shares sold. See “—Trading of MedCom Common Stock Between the Record Date and the Distribution Date” below for more information.

Taxability of the Spin off

The spin off is a taxable event for U.S. federal income tax purposes.  MedCom would be subject to tax and MedCom’s stockholders would be subject to tax.  Medcom and its shareholders have received a taxable distribution equal to the fair market value of the common stock at the time of distribution.  This distribution would be taxed as a dividend (without reduction for any portion of a MedCom’s stockholder’s basis in its shares of MedCom common stock) for U.S. federal income tax purposes and possibly for purposes of state and local tax law, to the extent of a MedCom’s stockholder’s pro rata share of MedCom’s current and accumulated earnings and profits (including any arising from the taxable gain to MedCom with respect to the spin off). It is expected that the amount of any such taxes to MedCom’s stockholders and to MedCom would not be substantial as we approximate the tax effect of $14,677.  We calculate that tax effect by using par value as our valuation which is 146,770,504 common shares issued at our par value of $.0001.  We value this spin off at par value since the company holds no assets, is uncertain as to future benefit, the stock is not trading, and the company has not even received a stock symbol.  Medcom will have a taxable event of $6,000 which equates to 60,000,000 times its par value.  All shareholders, Medcom and all recipient ants of shares shall be receiving a 1099B at the year end December 31, 2007.  Refer to the Tax Opinion exhibit 5.2.

Results of the Spin Off

Following the spin off, we became an independent public company owning and operating what had previously been MedCom’s card technology business. Immediately following the spin off, we have 146,770,504 shares of our common stock outstanding and approximately 620 holders of record of shares of our common stock, based upon the number of shares of MedCom common stock outstanding and the number of record holders of MedCom common stock on December 15, 2006.

The spin off will not affect the number of outstanding MedCom shares or any rights of MedCom stockholders, although it will affect the market value of the outstanding MedCom common stock.

Listing and Trading of Our Common Stock

As of the date of this prospectus, there is no public market for our common stock.

We will not commence seeking a market for our common stock until the registration statements have cleared all comments from the Securities and Exchange Commission.  Once we have cleared comments, management intends to request a market maker to file a Form 211 to be approved for trading  on the NASDAQ Over the Counter OTC:BB.  The company is not permitted to file a form 211 with the OTCBB as only Market Makers may apply to the OTCBB for the issuer to get approval to quote the security on the Exchange.

There currently is no trading market for our common stock, although we expect that a market will develop on or shortly after the payment date for the distribution and the NASD authorization The company has not applied for a listing on any exchanges including Pinksheets.com.  Shares registered in this prospectus may not be sold until it is declared effective. Neither we nor MedCom can assure you as to the trading price of our common stock or as to whether the combined trading prices of our common stock and MedCom’s common stock will be less than, equal to or greater than the trading prices of MedCom’s common stock prior to the spin off. See “Risk Factors—Risks Related to the Spin Off.” The trading price of our common stock is likely to fluctuate significantly, particularly until an orderly market develops.

The shares of our common stock distributed to MedCom’s stockholders will be freely transferable, except for shares received by individuals who are deemed affiliates or who received restricted shares as a result of holding MedCom restricted shares. Those receiving shares of our common stock who hold restricted stock of MedCom on the record date are the selling shareholders under this prospectus and will be able to use this prospectus to sell their shares. The selling shareholders will sell at a price of $0.25 per share until our shares trade on the over-the-counter bulletin board, and thereafter they will sell at prevailing market prices or privately-negotiated prices. The shares retained by MedCom are not being registered in this offering. Individuals who may be considered our affiliates after the spin off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. This may include some or all of our executive officers and directors. In addition, individuals who are affiliates of MedCom on the distribution date may be deemed to be affiliates of ours. Individuals who are our affiliates will be permitted to sell their shares of common stock received in the spin off only pursuant to an effective registration statement under the Securities Act of 1933, of the “Securities Act,” an appropriate exemption from registration, or pursuant to Rule 144 once 90 days have expired since the date that the registration statement of which this prospectus is a part was declared effective. In general, under Rule 144, an affiliate who receives shares of our common stock in the distribution, for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

Trading of MedCom Common Stock Between the Record Date and Distribution Date

MedCom’s common stock continues to be quoted quotation on the OTC Bulletin Board. After December 15, 2006, shares of MedCom purchased will not include an entitlement to receive shares of our common stock distributed in the spin off, as the entitlement will remain with the original holder. Therefore, if you own shares of MedCom common stock on December 15, 2006 and thereafter sell those shares, you have or will receive the shares of our common stock in the spin off.

Reasons for Furnishing this Prospectus

This prospectus is being furnished solely to cover the possible offer and resale of the company’s common stock received by the MedCom stockholders who are affiliates in the Spin Off.  It is not and should not be construed as an inducement or encouragement to buy or sell any of our securities or any securities of MedCom. We believe that the information contained in this prospectus is accurate as of the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and neither we nor MedCom undertake any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

DESCRIPTION OF BUSINESS

Background and History

MedCom has assigned its patent number 6,032,859 to the Company upon its formation. The MedCom Renewable card system patent was created by MedCom as part of its card building technology endeavors in the 1990’s. The patent covers the technology and process for taking a card with a magnetic strip or other data capture mechanism and activating the card by loading a determined monetary value onto the card for use at a later date for different types of transactions. This process can be utilized for prepaid phone cards, gift cards, affinity cards and value cards. New View Technologies, which was acquired by MedCom, developed the patent and all patents were assigned by New View Technologies to MedCom.

Description of the Industry

From the increased use of phone cards populated with value by retailers to the expansion of gift cards at major department stores and big box stores, to the creation of affinity cards by retailers building customer loyalty, and the sale of these cards in supermarkets, convenience stores, coffee shops and other outlets, the implementation of card activation for consumers has been expanding greatly throughout the United States. Many retailers every day are adding this product availability to its sales efforts.

The Company believes that debit styled cards, which include gift cards, infringe the patent when the gift card is activated, when the gift card is used for purchasing items or when value is added to the gift card by the method disclosed in the patent.  The method, in general terms, requires that the card be processed through a counter-top terminal, and therefore processing a step through a terminal other than a counter top terminal would not infringe the patent.  As part of the due diligence involved in this matter, the professionals studies specific examples of counter top processing systems and conducted research into the magnitude of transactions involving the use of debit styled cards, which include gift cards.

There are many different companies offering phone cards. There are a number of different service companies offering gift card processing and there are a variety of different companies offering processing services. It is our understanding, arising from reports by professionals engaged by the Company by our Chief Executive Officer, there has been infringement by utilizing those processes protected by the patent we own for activating these types of cards.

The Retail industry has adopted the method of activating cards at the time of purchase in order to reduce theft and cost of holding cards with pre-loaded values included. The retailer benefits significantly because it receives revenue from the customer and provides an interest free float on those monies until the customer actually utilizes the card for purchasing. This creates a tremendous profit opportunity for the retailer which has resulted in their encouragement of consumers to acquire gift cards as a gift solution.

The retailer also benefits because a percentage of the cards are not fully utilized or used at all thereby providing a 100% profit to the retailer for the amount not used.

The retailer benefits thirdly from consumers who may not normally frequent the store, but do so because they have a gift card and then often increment the sale above the value of the gift card with additional purchases.

Lastly, the retailer accrues a benefit by reducing returns of merchandise from unsatisfied customers who received merchandise as gifts.

Overview

We are a technology licensing company who intends to license our technology to retailers, supermarkets, convenience stores and other service providers such as phone companies, the post office and military stores who wish to provide consumers with cards that can be encoded with monetary value for use for a subsequent purchase.

We intend to require, wherever our patents apply, reasonably appropriate annual royalty guarantees and advances from the retailer or service provider to enter into these licensing agreements, given the value added of our intellectual property.

By providing a licensing model, we expect to be able to convert many, if not all, of these providers to licensees for our patented system. With the multiples of number of outlets per chain, the revenue potential can be quite significant.

Marketing

In developing our marketing approach, in November, 2006, we secured the services of the law firm of Orum and Roth LLC to begin the negotiations concerning the licensing of the proprietary patented technology of electronic activation of phone, gift cards, affinity cards and value cards with current users of our technology.

We intend to generate revenues primarily by charging licensing fees to the retailers who are utilizing our patented technology. We have identified hundreds of retail chains who the company believes are presently utilizing our patented technology in the sale of gift cards, phone cards, affinity cards and value cards.

Patents and Licenses

When a new product or process is developed, we may seek to preserve the economic benefit of the product or process by applying for a patent in each jurisdiction in which the product or process is likely to be exploited. Generally, for a patent to be granted, the product or process must be new and be inventively different from what has been previously patented or otherwise known anywhere in the world. Patents generally have a life span of 20 years from the date of application depending on the relevant jurisdiction, after which time any person is free to exploit the product or process covered by a patent. A person who is the owner of a patent has, within the jurisdiction in which the patent is granted, the exclusive right to exclude others from practicing the subject matter defined in the patent claims. The patent, 6,032,859 was granted on March 7, 2000. The patent has about another 11 year term, based on the September, 1997 application date. We have no patent license agreements with others and have not derived revenues from this patent while it was part of MedCom.

Competition

Competition in the technology industry is intense. The main competition is the entities that are using fully loaded cards with a predetermined value that are not activated. Also as technologies advances there is always a risk of new technology and more competition.  The overall market of the gift and affinity cards is very large and represents a large method of sales for companies.  The gift cards are sold at many companies to generate a way of generating a new revenue model for those companies that are selling our patent technology.

The Company believes that debit styled cards, which include gift cards, infringe the patent when the gift card is activated, when the gift card is used for purchasing items or when value is added to the gift card by the method disclosed in the patent.  The method, in general terms, requires that the card be processed through a counter-top terminal, and therefore processing a step through a terminal other than a counter top terminal would not infringe the patent.  As part of the due diligence involved in this matter, the professionals studies specific examples of counter top processing systems and conducted research into the magnitude of transactions involving the use of debit styled cards, which include gift cards.

Employees

As of December 15, 2006, we had three executive officers, Mr. Williams, President and CEO and Mr. Michael Malet our Executive Vice President. These gentlemen are employees of MedCom and do not receive any compensation from us at this time. All of our executive officers will be providing as much time as needed to the Company. We have no full or part-time employees. Presently our business activities are focused on the lawyers that are overseeing the patent legal work. The accounting costs will continue to be allocated between Medcom and ourselves.  The company has allocated nearly $95,054 of costs related to legal and accounting fees to process our SEC filings and costs to litigate our patent infringement technology.  Medcom paid approximately $55,000 in legal fees and $40,000 in accounting fees related to the filing of this SB2.  The company is not operating only in the capacity of protecting the patented technology.  Upon securing a settlement for the company, the company will declare a salary for the existing officers of $5,000 per month and growing to $120,000 annually upon the settlement of future law suits.

Property

The Company has office space in Chicago under a monthly oral agreement with no specific term. At present, we require little dedicated office space. We believe that our existing facilities are adequate for our current needs and that additional space will be available as needed.

Legal Proceedings

As of December 15, 2006, we had initiated lawsuits against McDonald’s Corporation, Walgreen Co. and Sears Holding Corporation for infringing its payment transaction patent but no responses had been filed in those actions by the defendants. As of the date herein, there are no pending or threatened legal proceedings against the Company.

Card Activation, through its attorneys, has sent letters to over 120 potential infringers of the patent, placing the infringers on notice of the patent and seeking a license agreement under the patent.  Card Activation has sued six parties and to date Card Activation has settled a lawsuit with one infringer.  That infringer, McDonald Corporation, has taken a license under the patent.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis of our plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere in this prospectus.

Overview

Plan of Operations

We were incorporated in Delaware in August of 2006 as Card Activation Technologies, Inc.

Patent Technology

The Company has the ability to market and sell licensing opportunities for the card activation proprietary patented technology for activating phone cards and gift cards at retail stores and other distribution outlets. The patent covers the technology and process for taking a card with magnetic strip or other data capture mechanism and activating the card by downloading a determined monetary value onto the card for use at a later date for different types of transactions. This process can be utilized for prepaid phone cards, gift cards, and affinity cards. New View Technologies, which was acquired by MedCom, developed the patent and all patents have been assigned to MedCom.

In October, 2006, MedCom transferred the patent technology to the company. Presently, the company has sent proposed license agreements to numerous companies and initiated three law suits against companies that have violated this patent and will continue to pursue the litigation against those companies that have violated the company’s patents. Once the company is successful in the pursuit of the patent violators and in its licensing program, we anticipate receiving the appropriate royalties from the use of our technology by third parties by allowing licensing arrangements to our technology and anticipated royalties for the use of our patent.

Results of Operations

We are a development stage company and have generated no revenues from the anticipated royalty income.

Liquidity and Capital Resources

The Company's operating requirements has been and will be funded primarily from its related party entity MedCom USA, Inc. The Company will use funds advanced Medcom. Currently, the Company costs are limited to professional fees and subject to a contingency fee from our patent litigation attorneys. We anticipate Medcom will continue to provide funds through a revolving line of credit of $250,000 which funds will be drawn down on an as needed basis until we begin to realize sufficient revenues from royalty payments. Once we begin receiving royalties, we expect the revenues of such royalties shall permit us to be self-funding. In addition, the Company is looking at expanding its market and looks for an acquisition that complements the Company and generates revenues, although no such prospective acquisition candidates have been ascertained.

Summary of Significant Accounting Policies

Use of Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. When preparing our financial statements, we make estimates and judgments that affect the reported amounts on our balance sheets and income statements, and our related disclosure about contingent assets and liabilities. We continually evaluate our estimates, including those related to revenue, allowance for doubtful accounts, reserves for income taxes, and litigation. We base our estimates on historical experience and on various other assumptions, which we believe to be reasonable in order to form the basis for making judgments about the carrying values of assets and liabilities that are not readily ascertained from other sources. Actual results may deviate from these estimates if alternative assumptions or condition are used.

Revenue Recognition

Revenue recognized the use of our patent technology by receiving royalties or licensing fees from the deployment of our technology. Revenue is recorded when sales are generated from third parties that have deployed our technology and generated sales from that technology.

Net Income (Loss) Per Share

The Company has presented basic and diluted net income (loss) per share pursuant to SFAS No. 128, “Earnings per Share,” and the Securities and Exchange Commission SAB No. 98. In accordance with SFAS No. 128, basic net income (loss) per share has been computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted net income (loss) per share includes the effect, if any, from the potential exercise or conversion of securities, such as stock options, which would result in the issuance of shares of common stock.

Basic and diluted loss per share is based on the net loss divided by the weighted average number of common shares outstanding during the period. No effect has been given to outstanding potential common shares such as options, warrants and convertible instruments in the diluted computation as their effect would be anti-dilutive.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Recent Accounting Pronouncements

Recent accounting pronouncements that the Company has adopted or will be required to adopt in the future are summarized below.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, "Accounting Changes and Error Corrections" (SFAS 154), which replaces Accounting Principles Board (APB) Opinion No. 20, "Accounting Changes," and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements - An Amendment of APB Opinion No. 28." SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections, and it establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company will adopt SFAS 154 in the first quarter of fiscal year 2007 and does not expect it to have a material impact on its consolidated results of operations and financial condition.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 provides guidance for using fair value to measure assets and liabilities. SFAS 157 addresses the requests from investors for expanded disclosure about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value and the effect of fair value measurements on earnings. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value, and does not expand the use of fair value in any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and will be adopted by the Company in the first quarter of fiscal year 2009. The Company is unable at this time to determine the effect that its adoption of SFAS 157 will have on its consolidated results of operations and financial condition.

In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109" (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. FIN 48 is effective for fiscal years beginning after December 15, 2006, and the Company is required to adopt it in the first quarter of fiscal year 2008. The Company is currently evaluating the effect that the adoption of FIN 48 will have on its consolidated results of operations and financial condition and is not currently in a position to determine such effects, if any.

In June 2006, the FASB ratified Emerging Issues Task Force (EITF) Issue No. 06−3 (EITF 06-3), “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF 06−3 applies to any tax assessed by a governmental authority that is directly imposed on a revenue producing transaction between a seller and a customer. EITF 06−3 allows companies to present taxes either gross within revenue and expense or net. If taxes subject to this issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amount of such taxes that are recognized on a gross basis. The Company currently presents such taxes net. EITF 06−3 is required to be adopted during the first quarter of fiscal year 2008. These taxes are currently not material to the Company’s consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" (SAB 108). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 establishes an approach that requires quantification of financial statement errors based on the effects of each on a company's balance sheet and statement of operations and the related financial statement disclosures. Early application of the guidance in SAB 108 is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, and will be adopted by the Company in the first quarter of fiscal year 2007. The Company does not expect the adoption of SAB 108 to have a material impact on its consolidated results of operations and financial condition.

FSP FAS 123(R)-5 was issued on October 10, 2006. The FSP provides that instruments that were originally issued as employee compensation and then modified, and that modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or the measurement (due to a change in classification) of those instruments will result if both of the following conditions are met: (a). There is no increase in fair value of the award (or the ratio of intrinsic value to the exercise price of the award is preserved, that is, the holder is made whole), or the antidilution provision is not added to the terms of the award in contemplation of an equity restructuring; and (b). All holders of the same class of equity instruments (for example, stock options) are treated in the same manner. The provisions in this FSP shall be applied in the first reporting period beginning after the date the FSP is posted to the FASB website. The Company does not expect the adoption of FSP FAS 123(R)-5 to have a material impact on its consolidated results of operations and financial condition.

Description of Properties

The company has its headquartered in rented office space adjacent to its patent counsel’s offices in Chicago, Illinois. The company does not have any other facilities at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is information regarding the Company’s current directors and executive officers. There are no family relationships between any of our directors or executive officers. The directors are elected annually by stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title

William P. Williams	53	President and Chief Executive Officer, Director, Principle Accounting Officer

Michael Malet	59	Executive Vice President

William P. Williams, President and Chief Executive Officer, Principle Accounting Officer, Director

William P. Williams has been the Chairman, Chief Executive Officer of the Company since inception and has held the same positions with MedCom since August 2001. He is also currently Chief Executive Officer and Chairman of the Board for American Nortel Communications, Inc., a publicly traded company located in Scottsdale, Arizona, which is in the business of long-distance telephone service domestically, as well as internationally. From 1983 to 1995, he was President and Chairman of the Board of Shelton Financial, Inc., a financial factoring firm headquartered in San Antonio, Texas. Mr. Williams has a Bachelor of Arts and a Master of Business Administration in Finance from Baylor University

Michael Malet, Executive Vice President

Mr. Malet has served as Executive Vice President of MedCom since 2001. From 1998 to 2001 he was the chief operating office of MedCom. From 1995 to 1997 he was President of New View Technologies Inc. which manufactured on-line phone card vending machines and produced software for point-of-sale terminals for the activation of debit transactions and phone card/gift card activation. New View Technologies was purchased by MedCom in 1998. From 1986 to 1994 he was President of Keyosk Corporation, a manufacturer of on-line intelligent vending machines.

William L. Bednarski resigned from the company as he pursued an opportunity as Chief Executive Officer of another company.

Audit Committee Financial Expert

The Company does not have an audit committee or a compensation committee of its board of directors. In addition, the Company’s board of directors has determined that the Company does not have an audit committee financial expert serving on the board. When the Company develops its operations, it will create an audit and a compensation committee and will seek an audit committee financial expert for its board and audit committee.

EXECUTIVE COMPENSATION

Executive Compensation

At the present time, none of the company’s officers receive any compensation from the company. It is anticipated that once the company begins to generate revenues, the company’s Officers, will begin receiving compensation from the company, but the amount has yet to be determined. In addition, it is anticipated that the Company will provide the officers with normal and customary benefits, including health, vacation, expense reimbursement, and retirement plan contributions.

There is currently no arrangement with any of the officers to provide compensation for their executive services to the Company.

Non-Employee Director Compensation

The Company has no formal plan for Director Compensation, but anticipates that it will reimburse the reasonable and customary expenses of any future non-employee directors associated with their service on the board, including travel expenses and standard fees for attending board meetings. In addition, the Company has established the 2006 Stock Option Plan (the “Plan”) for employees, directors and consultants and reserved 1,000,000 shares for issuance under the Plan. At the date hereof, no options have been issued under this Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table lists stock ownership of our Common Stock as of December 15, 2006. The information includes beneficial ownership by (i) holders of more than 5% of our Common Stock, (ii) each of three directors and executive officers and (iii) all of our directors and executive officers as a group. Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our Common Stock beneficially owned by them.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class	Percentage of Class After Offering

William P. Williams 7975 N. Hayden Rd., Suite D333 Scottsdale, AZ 85258	Common Stock	6,979,833	4.8%	4.8%
William O. Bednarski 5820 Stoneridge Mall Road Suite 100 Pleasanton, CA 94588	Common Stock	670,838	0.5%	0.5%
Michael Malet 2102 Business Center Drive Suite G115 Irvine, CA 92612	Common Stock	792,001	0.5%	0.5%
All Officers and Directors As a Group (3 persons)	Common Stock	8,442,672	5.8%	5.8%
American Nortel Communications, Inc. 7975 N. Hayden Rd., Suite D333 Scottsdale, AZ 85258	Common Stock	21,505,469	14.6%	14.6%
MedCom USA, Incorporated 7975 N. Hayden Rd., Suite D333 Scottsdale, AZ 85258	Common Stock	60,000,000	40.9%	40.9%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company has adopted an employee stock option plan, which acts as an incentive stock option plan, under which the Company’s officers, directors, consultants, and employees will be eligible to receive, in relevant part, either securities or stock options exercisable for the Company’s securities at exercise prices that may be equal to or lower than the offering price. The Company has reserved 1,000,000 shares of Common Stock for issuance under this plan. No options have been issued under this plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There have been no material transactions during the past two years between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, nor any of their immediate family members.

AGREEMENTS WITH MEDCOM

Following the spin off, our company and MedCom operate separately, each as independent public companies. In order to govern the relationship between our company and MedCom after the spin off and to provide mechanisms for an orderly transition, we and MedCom are entering into certain agreements which will facilitate the spin off, govern our relationship with MedCom after the spin off and provide for the allocation of tax and other liabilities and obligations. The following is a summary of the terms of the material agreements we are entering into with MedCom.

Separation Agreement

The separation agreement governs the contribution of MedCom’s card technology business to us, the subsequent distribution of shares of our common stock to MedCom stockholders and other matters related to MedCom’s relationship with us. Medcom transferred the assets to us in October 2006.

The Contribution

To effect the contribution, MedCom transferred all of the assets of the card technology business, including its patent to us as described in this prospectus. We have assumed and will agree to perform and fulfill all of the liabilities (including contingent liabilities) of the card technology business in accordance with their respective terms. MedCom has not and will not make any representation or warranty as to the assets or liabilities transferred or assumed as part of the contribution or sale or as to any consents which may be required in connection with the transfers. All assets were transferred on an “as is,” “where is” basis.

The parties agreed to use reasonable best efforts to obtain any required consents, substitutions or amendments required to novate or assign all rights and obligations under any contracts to be transferred in connection with the contribution. We will also use our reasonable best efforts to replace or terminate any guarantees, sureties, bonds, letters of credit or similar instruments made or posted by MedCom, if any, which relate to our business, and indemnify MedCom against any losses it may incur if we are unable to do so.

The Distribution

The separation agreement provides that on the payable date (March 1, 2007), MedCom will distribute one share of our common stock for every one share of its common stock to its stockholders of record as of the end of business on December 15, 2006. MedCom has retained a significant number of shares of our stock. In addition, twelve million shares of our common stock have been reserved, but not issued, to distribute our consultants and employees as consideration for their services in the spin off transaction and establishment of our business plan.

The separation agreement provides that we and MedCom will use our reasonable best efforts to consummate the distribution, including to use such efforts to file a registration statement and any subsequent amendments or supplements thereto with the SEC regarding our common stock and the company, take such actions as may be necessary under state blue-sky laws and prepare and mail to MedCom stockholders such other materials as MedCom determines necessary or desirable and required under law. In addition, the separation agreement provides that we will agree to prepare, file and use our reasonable best efforts to make effective an application for quotation on the OTC Bulletin Board once a market maker seeks to trade it.

Exchange of Information

We and MedCom agree to provide each other with information reasonably necessary to comply with reporting, disclosure or filing requirements of governmental authorities, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, claims, litigation or similar requests, business or legal related. We and MedCom also agree to certain record retention and production procedures and agree to cooperate in any litigation as described below. Each party has agreed to maintain at its own cost and expense adequate systems and controls for its business to the extent reasonably necessary to allow the other party to satisfy its reporting, accounting, audit and other obligations. Each party also agrees to provide to the other party all financial and other data and information that the requesting party determines necessary or advisable in order to prepare its financial statements and reports or filings. Each party agrees to use its reasonable best efforts to make available to the other party its current, former and future directors, officers, employees and other personnel or agents who may be used as witnesses and books, records and other documents which may reasonably be required in connection with legal, administrative or other proceedings.

Limitation on Damages

We and MedCom agree to waive, and neither we nor MedCom will be able to seek, consequential, special, indirect or incidental damages or punitive damages.

Dispute Resolution

If a dispute arises with MedCom under the separation agreement or any ancillary agreement, we have agreed to the following procedures:

•	the dispute will be submitted to a steering committee of two members, one appointed by each of us and MedCom, the decision of such steering committee to be binding on us and MedCom; and

•
if resolution through the steering committee fails, the parties can resort to final and binding arbitration unless the suit seeks injunctive relief or specific performance or if the suit involves the tax free treatment of the spin off.

Tax Sharing Agreement

In connection with the separation agreement, we have entered into a tax sharing agreement with MedCom. This agreement (1) governs the allocation of U.S. federal, state, local, and foreign tax liability between us and MedCom, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the distribution, and (3) addresses certain other tax-related matters.

We are obligated to indemnify Medcom USA Incorporated for any tax liability arising from the dividend distribution of Medcom USA incorporated common stock to our shareholders, we may incur tax liability of approximately $6,000.

Allocation of Tax Liability

Prior to December 15, 2006, we were included in MedCom’s consolidated federal income tax returns and were included with MedCom in applicable combined or unitary state and local income tax returns.

•
Under the tax sharing agreement, MedCom generally is be liable for all U.S. federal, state, local, and foreign income taxes attributable to us with respect to taxable periods ending on or before December 15, 2006. We are generally liable for all other taxes attributable to us post December 15, 2006.

•
MedCom will prepare and file (1) the MedCom consolidated U.S. federal income tax return for all taxable periods, including the taxable periods in which we are included, (2) any MedCom combined, unitary or consolidated state income tax returns for all taxable periods, including the taxable periods in which we are included, (3) all other U.S. federal, state, and local income tax returns for MedCom and its affiliates (including us) with respect to taxable periods ending on or before December 15, 2006, (4) income tax returns for MedCom and its affiliates for post-December 14, 2006 tax periods and (5) certain other tax returns. We will generally prepare and file all other tax returns attributable to us, except that MedCom has the option to prepare and file any income tax return for us with respect to any taxable period beginning before the record date and ending after the record date if it provides us with written notice within 45 days after the end of that taxable period. The party responsible for the tax liability will generally control all decisions affecting audits and legal proceedings with respect to that return.

•
Under the tax sharing agreement, we have agreed to indemnify MedCom (and MedCom has agreed to indemnify us) for any tax detriments arising from an inter-group adjustment, but only to the extent we (or MedCom) realize a corresponding tax benefit.

Restrictions and Indemnities in Connection with the Tax Treatment of the Distribution

In addition, we have agreed not to engage in certain of the actions described above, whether before or after the two-year period following the spin off, if it is pursuant to an arrangement negotiated (in whole or in part) prior to the first anniversary of the spin off.

This spin off does not qualify as a tax free exchange and will be fully taxable at the fair market value of the common stock distributed declared on December 15, 2006 and distributed on March 1, 2007.  We have retained tax counsel to give us an opinion on taxability of the stock distribution.  See Exhibit 5.2 Tax Opinion.

In connection with the separation agreement, we have entered into a tax sharing agreement with MedCom. This agreement (1) governs the allocation of U.S. federal, state, local, and foreign tax liability between us and MedCom, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the distribution, and (3) addresses certain other tax-related matters.

Administrative Services Agreement

Under an administrative services agreement between the MedCom and us, we have agreed to share certain administrative functions and personnel until we can establish our own administrative operating systems and hire its own personnel.

DESCRIPTION OF SECURITIES

Description of Capital Stock

The Company has authorized a total of 176,000,000 shares, consisting of 175,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. As of December 15, 2006, the Company had 146,770,504 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding shares of Preferred Stock, if any, and any other restrictions, holders of Common Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds. The Company and its predecessors have not declared any dividends in the past. Further, the Company does not presently contemplate that there will be any future payment of any dividends on Common Stock.

Preferred Stock

Our board of directors has the authority to issue 1,000,000 shares of preferred stock in one or more series and to determine all of the rights, preferences, privileges and restrictions of the preferred stock. As of the date of this prospectus, the Company does not have any preferred stock issued or outstanding. If we issue any preferred stock in the future, it may have the effect of delaying or preventing a change in control without further action by our stockholders and may adversely affect the voting, dividend and other rights of the holders of our common stock. In addition, the issuance of preferred stock with voting and/or conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others.

Options

The Company has established a 2006 Stock Option Plan (the “Plan”) for employees, directors and consultants and reserved 1,000,000 shares for issuance under the Plan. At the time of this Offering, no options have been issued under this Plan.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no public trading market for our securities although we expect one to develop once the company’s shares are approved for quotation on the OTC Bulletin Board once a market maker seeks to trade it. As of December 15, 2006, 175,000,000 shares of our Common Stock were authorized for issuance and 146,770,504 shares of Common Stock were issued and outstanding. As of December 15, 2006, 1,000,000 shares of our Preferred Stock were authorized for issuance and no shares of Preferred Stock were issued and outstanding.

The Company has not paid any dividends on its capital stock and does not expect to pay dividends for the foreseeable future.

SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder and the number of shares that may be offered by each selling stockholder for sale under this prospectus. The selling stockholders may sell their shares of our Common Stock from time to time in one or more offerings under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the Offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Neither selling stockholder nor any of their affiliates have held a position or office or had any other material relationship with us except for William Williams, our Chief Executive Officer, and, to our knowledge, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (1)	Percentage of Common Stock Outstanding Upon Completion of Offering (1)
A S Capital Partners, LLC Michael Coughhan	333	333	0	0
About Face Communications LLC	500	500	0	0
Adam Boucher	100,000	100,000	0	0
Alfred Ricciardi	200,000	200,000	0	0
Alice C Rittenhouse &	20,000	20,000	0	0
American Nortel Communications Inc Bill Williams	21,505,469	18,507,051	2,998,418	2
Andrea Lynn Koenig	10,000	10,000	0	0
Andrew Collins	22,223	22,223	0	0
Andrew J Barwicki	11,500	11,500	0	0
Anthony Pizzolo	2,400	2,400	0	0
Arlin D Lapp	10,000	10,000	0	0
Arnold Proskin &	2,889	2,889	0	0
Aspen Enterprises LLC Donald A Boselli Jr.	15,000	15,000	0	0
Bashar Masri	150	150	0	0
Bennett Brown	260,400	260,400	0	0
Bering Cape Limited	5,827	5,827	0	0
Bobby Gross	30	30	0	0
Boselli Marketing	1,250	1,250	0	0
Brenda Gonzalez	3,000	3,000	0	0
Bruce Schames	38	38	0	0
Bruce Weitzberg	100,000	100,000	0	0
Bruno Bieler	300	300	0	0
Bryan Elfers	17,100	17,100	0	0
Cactus & Co	215	215	0	0
Carl H Shaifer	12,000	2,000	10,000	Less than 1
Carol R Ginsberg (Roth Ira)	62,000	62,000	0	0
Carpenter Investment co Harold S. Carpenter	100,000	100,000	0	0
Chad Goslar &	2,000	2,000	0	0
Charles I Colby &	75,758	75,758	0	0
Charles I Colby & Ruth	20,500	20,500	0	0
Charles Schwab & Co in Cust	400,000	400,000	0	0
Charles Wafer	50,000	50,000	0	0
Chet Howard	2,655	2,655	0	0
Chris Viterbo	20,000	20,000	0	0
Christy Matsuoka	178	178	0	0
City Vac Mary H. Kratha	64,000	64,000	0	0
Clark Colby	1,750	1,750	0	0
Claudia O'Neil	1,000	1,000	0	0
Clayton Swartzentruber &	10,000	10,000	0	0
Constance W Price	25,000	25,000	0	0
Cooper Rose & English LLP	88	88	0	0
Craig Kinley	1,000	1,000	0	0
Culinary Specialty Produce Inc	1,789	1,789	0	0
Cynthia M Wyatt	35,000	35,000	0	0

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (1)	Percentage of Common Stock Outstanding Upon Completion of Offering (1)
D Scott Landis	5,000	5,000	0	0
Damon C Suter	40,000	40,000	0	0
Daniel D Lowe	64,030	64,030	0	0
Dapeer Rosenblit & Litvac LLP William Litvac	260,456	260,456	0	0
David A Hecker &	484	484	0	0
David Donovan	31,684	31,684	0	0
David H Welch	5,891	5,891	0	0
David P Barnhill	2,500	2,500	0	0
David P Zart &	225	225	0	0
David S Keevins	1,250	1,250	0	0
Donald G Montgomery	15,000	15,000	0	0
Dean Scaffidi	25,000	25,000	0	0
Debbie Peterkin	40	40	0	0
Debi Cobb	950	950	0	0
Debra Morse	4,000	4,000	0	0
Debus & Kazan Ltd Defined Benefit Larry Debus	50,000	50,000	0	0
Denis Roberts &	118	118	0	0
Don Anthony Boselli Jr	445,714	445,714	0	0
Don Watkins	38	38	0	0
Donald E Jennings	24,000	24,000	0	0
Donald G Montgomery	15,000	15,000	0	0
Donald John Casey Family Trust Donald Casey	5,000	5,000	0	0
Douglas C Carroll	750	750	0	0
Dr Michael Valletta	30	30	0	0
Dwight Brooks &	20,000	20,000	0	0
Edward Keevins	1,250	1,250	0	0
Edward Seganti	2,760	2,760	0	0
Elaine Artt	5,000	5,000	0	0
Elizabeth E Mahoney	158	79	79	Less than 1%
Elkhorn Partners	100,000	100,000	0	0
Equity Growth Fund Trust	196,000	196,000	0	0
Eric Chin	206	206	0	0
Eva Williams	200,000	200,000	0	0
FCC as Custodian Fbo	150,000	150,000	0	0
FCC C/f Michael Pierce Ira	100,000	100,000	0	0
First Choice Money Resources Inc	4,000	4,000	0	0
Fohson Investments Pty Ltd	186	186	0	0
Frank A Agnone	71,429	71,429	0	0
Frank H Harvey	6,600	6,600	0	0
G Thomas Finnegan P/S Trust	25,000	25,000	0	0
Gary L Beckwith	30,000	30,000	0	0
Gary L Derscheid	25,000	25,000	0	0
Gary L Schaeffer	35,000	35,000	0	0
George Baron	70	70	0	0
George Borst	200	200	0	0
George H Levy	2,500	2,500	0	0
George Pursglove	5,000	5,000	0	0
George Wenglein &	70,000	70,000	0	0
Gerry Lynn Garland	60	60	0	0
Gloria E Shulman	10,000	10,000	0	0
Gregg Berger	1,372	1,372	0	0

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (1)	Percentage of Common Stock Outstanding Upon Completion of Offering (1)
Gregory Mastroieni	50,000	50,000	0	0
Gretchen Menapace-pacheco	16,000	16,000	0	0
Grupo Barak Sa De cv	186	186	0	0
Guarantee & Trust Co T/f James Michael	93,875	93,875	0	0
H Gaylon Boyd	7,500	7,500	0	0
Hal Turkiewicz	1,464	1,464	0	0
Harold B Lewis	2,000	2,000	0	0
Heartland Systems co Harold S. Carpenter	1,590,408	1,590,408	0	0
Howard Arnett	69	69	0	0
J L Tarr	10,000	10,000	0	0
J Philip Boesel Jr	10,000	10,000	0	0
Jack Beaty Trustee	47	47	0	0
James Bowerman	30,000	30,000	0	0
James J Caprio	218	168	0	0
James J Mcloughlin	7,500	7,500	0	0
James M Schneider &	90,909	90,909	0	0
Janal LLLP Al Ghelfi	121,429	50,000	71,429	Less than 1%
Janet Wilma Hecker & David Arthur	200	200	0	0
Jeff Dunn	95,000	250,000	0	0
Jeffery S Lambert	25,000	25,000	0	0
Jeffrey Faelnar	900	900	0	0
Jeffrey Iverson	9,900	9,900	0	0
Jeffrey Nunez	5,827	5,827	0	0
Jennifer E Cohen	10,000	10,000	0	0
Jerome Niedfelt	20,000	20,000	0	0
Jerry V Flatt	146,667	146,667	0	0
Jim G Michaels	25,800	25,800	0	0
Joe Blankenship	30,000	30,000	0	0
Joe Rackley	50,000	50,000	0	0
John Baltey	47	47	0	0
John Boesel	162,500	162,500	0	0
John Boesel Ttee Fbo J B Diversified	93,750	93,750	0	0
John L Wyatt	25,000	25,000	0	0
John Labelle	20	20	0	0
John S Dehne	1,000	1,000	0	0
John W H Opkins	25,000	25,000	0	0
John W Lambert	25,000	25,000	0	0
Joseph A Feste	259,089	259,089	0	0
Joseph Leggio	1,445	1,445	0	0
Joseph Ozimek	1,445	1,445	0	0
Joseph P Ryan	95,000	95,000	0	0
Joseph Sciacca	2,400	2,400	0	0
Joseph W Bell jr	121,515	121,515	0	0
Jta Investments	2,500	2,500	0	0
Julie Signorille	56,892	56,892	0	0
Kathleen L Haruf	35,000	35,000	0	0
Keith Denner	1,659,074	1,659,074	0	0
Kenneth Henricksen	6,000	6,000	0	0
Kenneth Hersh	41,666	41,666	0	0
Kenneth Hiniker (Trustee)	5,000	5,000	0	0
Kenneth S August	506	506	0	0
Kenneth Stilger	11,500	11,500	0	0

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (1)	Percentage of Common Stock Outstanding Upon Completion of Offering (1)
Kenneth Y Branagan Irrevocable Trust	142,857	142,857	0	0
Kent Barghols	150,000	150,000	0	0
Kft LLLP Robert H. Kite	44,500	44,500	0	0
L.h.l. Holdings Ltd	36,776	34,454	0	0
Lalit Bhatia	1,500	1,500	0	0
Larry Debus	25,000	25,000	0	0
Larry Debus & Larry Kazan Co Ttees Larry Debus	70,000	70,000	0	0
Larry Kazan	10,000	10,000	0	0
Larry Peery	1,000	1,000	0	0
Lawrence Kazan	15,000	15,000	0	0
Lenn Pritchard	10,000	10,000	0	0
Leon D Ladd & Susan J Lad Ttee	11,334	11,334	0	0
Loren L Turnipseed	12,500	12,500	0	0
Lynnette A O'dell	150,000	150,000	0	0
Manuel Cohen	158,500	158,500	0	0
Margaret Healy	80	80	0	0
Maria Hernandez	60	60	0	0
Marilyn Carpenter	33,334	33,334	0	0
Marion Minchuk	40,000	40,000	0	0
Mark Bennett	18,750	18,750	0	0
Mark Brunell	629,729	629,729	0	0
Mark Brunell Enterprises Mark Brunell	1,250	1,250	0	0
Mark Cohen	30,000	30,000	0	0
Marvin Berger	1,400	1,400	0	0
Mary Rebecca Lacy	25,000	25,000	0	0
Michael Albarran	10,000	10,000	0	0
Michael Allen Zapara &	543	543	0	0
Michael Archibald &	20,000	20,000	0	0
Michael Associates	350,000	350,000	0	0
Michael F Herman &	20,000	20,000	0	0
Michael Hughes	1,100	1,100	0	0
Michael L Olson	273,611	273,611	0	0
Michael N Malet	792,001	792,001	0	0
Michael W Donnelly	10	10	0	0
Michael Waldrop	6	6	0	0
Michael Williams	344,090	344,090	0	0
Millenium Surety Limited	16,000	16,000	0	0
Mitchell Mazur	32,666	32,666	0	0
Morse Financial Inc	20	20	0	0
Murray Y Alderfer	10,000	10,000	0	0
National Financial Communications Corp	9,083	9,083	0	0
Nicholas Calakos	30	30	0	0
Nicholas D McKay Sr Ttee FBO	20,000	20,000	0	0
Niko Sokol	1,230	150	0	0
Noel C Novarro	7,500	7,500	0	0
Norman Herd Jr	10,000	10,000	0	0
Octagon Defined Benefit Plan Donald D. Meyers	10,000	10,000	0	0
Patrick Alston	200	200	0	0
Patrick M Hartnett	692	692	0	0
Paul Stork	1,250	1,250	0	0
Paula Palermo &	10,000	10,000	0	0
Peter D Finch	100,000	100,000	0	0

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (1)	Percentage of Common Stock Outstanding Upon Completion of Offering (1)
Peter Ventrano	139	139	0	0
Philip W Wyatt	324,000	324,000	0	0
Philip W Wyatt &	606,670	606,670	0	0
Powers Trust Investments Defined John M Powers	20,000	20,000	0	0
Randolph C Titzck	150,000	150,000	0	0
Randy Ford	4,000	4,000	0	0
Rayne Forecast Inc Todd Davis	325,000	325,000	0	0
Reid Johnson	220,000	220,000	0	0
Rich Options Co	4,000	4,000	0	0
Richard B Kelly	2,500	2,500	0	0
Richard B Osborne &	12,500	12,500	0	0
Richard D Koenig	10,000	10,000	0	0
Richard Emery	2,000	2,000	0	0
Richmark Capital Corp	6,000	6,000	0	0
Roamin Korp Inc. Robert H. Kite	20,000	20,000	0	0
Robert Brock	100,000	100,000	0	0
Robert H Kite	640,000	640,000	0	0
Rodney Fingleson	5,000	5,000	0	0
Ron Ressel	774	774	0	0
Ronald Pizzolo	2,400	2,400	0	0
Roy A Kite	52,000	52,000	0	0
Roy A Kite & Linda R Kite Cottees	70,000	70,000	0	0
Roy A Kite III	400,000	400,000	0	0
Russell Benda &	21,500	21,500	0	0
Russell P Benda	2,400	2,400	0	0
Ruth Colby Trust "A"	13,000	13,000	0	0
Sandpiper Synergies L.P. J.R. Moody	25,000	25,000	0	0
Sandra K Gralnek	1,000	1,000	0	0
Scott Bransdorf	48	48	0	0
Sean R Ryan	115,000	115,000	0	0
Sharon Johnson	1,250,000	1,250,000	0	0
Sherwood Forest Co	35,000	35,000	0	0
SMP Financial Consultants Inc	12,600	12,600	0	0
Southwest Ventures Larry Kohler	20,000	20,000	0	0
SRK LLC	159	159	0	0
Stephen Reese	32,000	32,000	0	0
TDTF Partnership James H. Feller	116,667	116,667	0	0
Teri Wenglein-Callender	10,000	10,000	0	0
Texas Capital Securities Inc	1,250	1,250	0	0
The CTK 2004 Trust	183,333	183,333	0	0
The Park Bench Trust Howard S. Berger	6,500	6,500	0	0
The Titzck Family Revocable Trust Clemins Titzck	500,000	500,000	0	0
Tho Hoc Trieu	760	760	0	0
Thomas Cacciolla	139	139	0	0
Thomas G Mangan	6,000	6,000	0	0
Thor Iverson	2,100	2,100	0	0
Trustees Thomas,Thomas,Armstrong &	5,000	5,000	0	0
Tyson Rackley	100,000	100,000	0	0
Vincent A Sentner	71	71	0	0
Wendy Bennett	1,500	1,500	0	0
Wendy E Wyatt	196,000	196,000	0	0
Wilcom Inc Bill Williams	4,383,333	4,383,333	0	0

	Shares of Common Stock Owned Before the Offering	Shares of Common Stock Being Offered	Shares of Common Stock Owned Upon Completion of the Offering (1)	Percentage of Common Stock Outstanding Upon Completion of Offering (1)
William Eickenberg	4,500	4,500	0	0
William J Felsenthal	252,000	252,000	0	0
William L Bednarski	500,000	500,000	0	0
William Litvak	79	79	0	0
William M Goatley Rev Trust	15,000	15,000	0	0
William McNary	388	388	0	0
William Williams	10,000	10,000	0	0
Williams Family Trust	2,586,500	2,586,500	0	0
Yaffa Fried	1,038	1,038	0	0

(1)	Presumes the sale of all shares offered.

PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus is being offered by the selling stockholders. The Common Stock may be sold or distributed from time to time by the selling stockholders directly to one or more investors or through brokers, dealers or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions,

•	through brokers, dealers, or underwriters who may act solely as agents,

•	“at the market” into an existing market for the Common Stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	in privately negotiated transactions, and

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Common Stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We will pay all of the expenses incident to the registration, offering, and sale of the Common Stock to the public other than commissions or discounts of underwriters, broker-dealers or agents.

While they are engaged in a distribution of the Common Stock included in this prospectus the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the Common Stock offered by this prospectus.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from their sale of shares of Common Stock in this Offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

The Company’s charter and bylaws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware, against all expenses and liabilities reasonably incurred in connection with services for the Company or on its behalf.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEPENDENT PUBLIC ACCOUNTANTS

The audited financial statements of our Company for the period August 29, 2006 through September 30, 2006 have been audited by S E Clark & Company P.C., independent public accountants. The report of S E Clark & Company P.C., which appears elsewhere herein, includes an explanatory paragraph as to the ability of our Company to continue as a going concern. The financial statements of our Company are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.

FURTHER INFORMATION

We will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

CARD ACTIVATION TECHNOLOGIES, INC.
Development Stage Company

Page

CONDENSED FINANCIAL STATEMENTS:
Condensed Balance Sheet at March 31, 2007	F-2

Condensed Statements of Operations for the three and six months ended March 31, 2007	F-3
and for the period from August 29, 2006 (inception) to March 31, 2007
Condensed Statements of Stockholders’ Equity for the six months ended March 31, 2007	F-4
and for the period from August 29, 2006 (inception) to March 31, 2007
Condensed Statements of Cash Flows for the six months ended March 31, 2007	F-5
and for the period from August 29, 2006 (inception) to March 31, 2007
NOTES TO CONDENSED FINANCIAL STATEMENTS	F-6

CARD ACTIVATION TECHNOLOGIES INC.
CONDENSED BALANCE SHEET
Development Stage Company

Unaudited
March 31, 2007
ASSETS

CURRENT ASSETS
Cash	$-
Total current assets	-

TOTAL ASSETS	$-

LIABILITIES AND STOCKHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$32,735
Accrued Liabilities	-
Total current liabilities	32,735
Loans Payable - Affiliate	62,641

Total liabilities	95,377

STOCKHOLDERS' DEFICIT:
Preferred stock, $.0001 par value, 1,000,000 shares authorized 0 issued and outstanding	-
Common stock, $.0001 par value, 175,000,000 shares authorized 146,770,504 outstanding	14,677
-
Paid in capital	-
Accumulated deficit	(110,054)
Total stockholders' deficit	(95,377)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$-

The accompanying notes are an integral part of these financial statements

CARD ACTIVATION TECHNOLOGIES INC.
CONDENSED STATEMENT OF OPERATIONS
Development Stage Company
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2007
AND FOR THE PERIOD FROM AUGUST 29, 2006 (INCEPTION) TO MARCH 31, 2007

	Three Months	Six Months	For the Period from August 29, 2006 (inception) to March 31, 2007
Revenue	-	-	-
Total	-	-	-

OPERATING EXPENSES:
General and Administrative	15,000	94,296	110,054
Total operating expenses	15,000	94,296	110,054
OPERATING LOSS	(15,000)	(94,296)	(110,054)

OTHER (INCOME) AND EXPENSES
Total other expense	-	-	-

LOSS BEFORE INCOME TAXES	(15,000)	(94,296)	(110,054)

INCOME TAX (BENEFIT) PROVISION	-	-	-

NET LOSS	$(15,000)	$(94,296)	$(110,054)

NET LOSS PER SHARE:

Basic:	(0.00)	(0.01)

Diluted:	(0.00)	(0.01)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

Basic	14,677,504	14,677,504

Diluted	14,677,504	14,677,504

The accompanying notes are an integral part of these financial statements

CARD ACTIVATION TECHNOLOGIES INC.
Development Stage Company
CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIT FOR
FOR SIX MONTHS ENDED MARCH 31, 2007
AND FOR THE PERIOD FROM AUGUST 29, 2006 (INCEPTION) TO MARCH 31, 2007

	Common Stock		Preferred Stock		Treasury	Accumulated
	Shares	Amount	Shares	Amount	Stock	Deficit	Total

				$-	$-		-
Stock Issued August 29, 2006	-	-					-
September 30, 2006 Accumulated Deficit						(15,758)	(15,758)
September 30, 2006	-	-	-	-	-	(15,758)	(15,758)
Stock issued in Spin off	146,770,504	14,677					14,677
March 31, 2007 Accumulated Deficit						(94,296)	(94,296)
March 31, 2007	146,770,504	14,677	-	-	-	(110,054)	(95,377)

The accompanying notes are an integral part of these financial statements

CARD ACTIVATION TECHNOLOGIES INC.
CONDENSED STATEMENT OF CASH FLOWS
Development Stage Company
FOR THE SIX MONTHS ENDED MARCH 31, 2007
AND FOR THE PERIOD FROM AUGUST 29, 2006 (INCEPTION) TO MARCH 31, 2007

CASH FLOWS FROM OPERATING ACTIVITIES:	Six Months	For the Period from August 29, 2006 (inception) to March 31, 2007
Net (loss)	$(94,296)	$(110,054)
Adjustments to reconcile net income to net cash
(used in) operating activities:
Common Stock Issued in Spin off	14,677	14,677
Changes in assets and liabilities:
Accounts payable	32,736	48,494
Net cash (used in) operating activities	(46,883)	(46,883)

CASH FLOWS FROM INVESTING ACTIVITIES:
	-	-
Net cash from investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
	-	-
Loans from Affiliates	46,883	46,883
Net cash provided by financing activities	46,883	46,883

INCREASE IN CASH	-	-
CASH, BEGINNING OF YEAR	-	-
CASH, END OF YEAR	-	-

The accompanying notes are an integral part of these financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - BACKGROUND

Card Activation Technologies, Inc. (“CAT or The Company”) was incorporated in the state of Delaware on August 29, 2006. The Company is a development stage company and is a wholly owned subsidiary of MedCom USA, Incorporated (EMED.OB). The company received, through a spin off, the ownership of a patent of MedCom USA Incorporated. The company has not begun the process of operating this business and is still in the process of reviewing the impact of the patent infringement costs, and future cash flow from successful litigation. The Company was incorporated for the sole purpose of financing and litigation patent infringements related to the unauthorized use of electronic activation of phone, gift and infinity cards. CAT is incorporated in Delaware with the focus on the licensing of the proprietary patented technology of electronic activation of phone, gift and affinity cards.

The MedCom Management intends to spin off Card Activation Technology, Inc. into a separately traded company. Under the current plan, shareholders will receive one share in the new entity for each share of MedCom they own on the record date. The MedCom Renewable card system patent was created by MedCom as part of its card building technology endeavors in the 1990's. The patent covers the technology and process for taking a card with a magnetic strip or other data capture mechanism and activating the card by downloading a determined monetary value onto the card for use at a later date for different types of transactions. This process can be utilized for prepaid phone cards, gift cards, and affinity cards. New View Technologies, which was acquired by MedCom in December 1996, developed the patent and all patents were assigned by New View Technologies to MedCom.

Our fiscal year end is September 30, 2006.

NOTE 2 - INTERIM FINANCIAL STATEMENTS

The interim financial statements presented herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. The interim financial statements, notes and accounting policies included in the Company's on Form l0-SB for the year ended September 30, 2006 as filed with the SEC. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary to provide a fair presentation of financial position as of March 31, 2007 and the related operating results and cash flows for the interim period presented have been made. The results of operations, for the period presented are not necessarily indicative of the results to be expected for the year.

CARD ACTIVATION TECHNOLOGIES, INC.

Development Stage Company

AUDITED FINANCIAL STATEMENTS

For the Period Ended September 30, 2006

With Report of Registered Public Accountants

CARD ACTIVATION TECHNOLOGIES, INC.
Development Stage Company

Page

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:	F-9
S E Clark & Company P.C.

CONSOLIDATED FINANCIAL STATEMENTS:
Balance Sheet at September 30, 2006	F-10

Statements of Operations for the period ended September 30, 2006	F-11

Statements of Stockholders’ Equity for the period ended September 30, 2006	F-12

Statements of Cash Flows for the period ended September 30, 2006	F-13

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-14

S.E.Clark & Company, P.C.

Registered Firm: Public Company Accounting Oversight Board

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Card Activation Technologies, Inc.
Scottsdale, Arizona

We have audited the accompanying balance sheet of Card Activation Technologies, Inc. (the "Company"), as of September 30, 2006 and the related statements of operations, changes in stockholders’ equity, and cash flows for the current and accumulated period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board, generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Card Activation Technologies, Inc. (the "Company"), as of September 30, 2006 and the results of its operations and its cash flows for the current and accumulated periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the accumulation of losses and shortage of capital raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ S.E.Clark & Company, P.C.

Tucson, Arizona
December 15, 2006

744 N. Country Club Road, Tucson, AZ 85716 (520) 323-7774, Fax (520) 323-8174, seclarkcpa@aol.com

CARD ACTIVATION TECHNOLOGIES INC.

BALANCE SHEET
Development Stage Company

September30,
2006

ASSETS
CURRENT ASSETS:
Cash	$—
Total current assets	—
TOTAL ASSETS	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$—
Accrued Liabilities	—
Total current liabilities	—
Loans Payable—Affiliate	15,758
15,758
STOCKHOLDERS’ DEFICIT:
Common stock, $.0001par value, 175,000,000shares authorized 0 issued and outstanding	—
Preferred shares, $.001par value, 1,000,000shares authorized 0 issued and outstanding	—
Paid in capital	—
Accumulated deficit	(15,758)
Total stockholders’ deficit	(15,758)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$—

See accompanying notes to financial statements

CARD ACTIVATION TECHNOLOGIES INC.

STATEMENT OF OPERATIONS
Development Stage Company

FOR THE CURRENT AND ACCUMULATED
PERIOD ENDED SEPTEMBER30, 2006

2006

REVENUES:
Revenue	$—
Total	—
OPERATING EXPENSES:
General and Administrative	15,758
Selling and Marketing	—
Depreciation and amortization	—
Total operating expenses	15,758
OPERATING LOSS	(15,758)
OTHER (INCOME) AND EXPENSES
Interest Expense	—
Total other expense	—
LOSS BEFORE INCOME TAXES	(15,758)
INCOME TAX (BENEFIT) PROVISION	—
NET LOSS PER SHARE	$(15,758)
NET LOSS PER SHARE
Basic:	$—
Diluted:	$—
WEIGHTED AVERAGE COMMON SHARESOUTSTANDING
Basic:	—
Diluted:	—

See accompanying notes to financial statements

CARD ACTIVATION TECHNOLOGIES INC.

STATEMENT OF CASH FLOWS
Development Stage Company

FOR THE CURRENT AND ACCUMULATED
PERIOD ENDED SEPTEMBER30, 2006

2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(15,758)
Adjustments to reconcile net income to net cash (used in) operating activities:
Depreciation and amortization	—
Change in assets and liabilities:
Accrued Liabilities	—
Accounts payable	—
Net cash (used in) operating activities	(15,758)
CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash (used in) provided by investing activities	—
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of Common Stock	—
Loans from Affiliates	15,578
Net cash provided by financing activities	15,578
INCREASE IN CASH	—
CASH, BEGINNING OF YEAR	—
CASH, END OF YEAR	$—

See accompanying notes to financial statements

CARD ACTIVATION TECHNOLOGIES INC.

STATEMENT OF STOCKHOLDERS’ EQUITY
Development Stage Company

FOR THE CURRENT AND ACCUMULATED
PERIOD ENDED SEPTEMBER30, 2006

	Common Stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

			$—		—
					—
Accumulated Deficit			$—	$(15,758)	$(15,758)
Balance at September30, 2006	—	—	$—	$(15,758)	$(15,758)

See accompanying notes to financial statements

CARD ACTIVATION TECHNOLOGIES, INC.
Development Stage Company
NOTES TO FINANCIAL STATEMENTS
FOR THE PERIOD ENDING SEPTEMBER 30, 2006

1. DESCRIPTION OF BUSINESS

Card Activation Technologies, Inc. (“CAT or The Company”) was incorporated in the state of Delaware on August 29, 2006. The Company is a development stage company and is a wholly owned subsidiary of MedCom USA, Incorporated (EMED.OB). The company received, through a spin off, the ownership of a patent of MedCom USA Incorporated. The company has not begun the process of operating this business and is still in the process of reviewing the impact of the patent infringement costs, and future cash flow from successful litigation. The Company was incorporated for the sole purpose of financing and litigation patent infringements related to the unauthorized use of electronic activation of phone, gift and infinity cards. CAT is incorporated in Delaware with the focus on the licensing of the proprietary patented technology of electronic activation of phone, gift and affinity cards

The MedCom Management intends to spin off Card Activation Technology, Inc. into a separately traded company. Under the current plan, shareholders will receive one share in the new entity for each share of MedCom they own on the record date. The MedCom Renewable card system patent was created by MedCom as part of its card building technology endeavors in the 1990's. The patent covers the technology and process for taking a card with a magnetic strip or other data capture mechanism and activating the card by downloading a determined monetary value onto the card for use at a later date for different types of transactions. This process can be utilized for prepaid phone cards, gift cards, and affinity cards. New View Technologies, which was acquired by MedCom in December 1996, developed the patent and all patents were assigned by New View Technologies to MedCom.

2. BASIS OF PRESENTATION

The accompanying financial statements represent the financial position and results of operations of the Company and includes the accounts and results of operations of the Company. The accompanying financial statements include only the subsidiary Company for the period ended September 30, 2006.

3. GOING CONCERN ISSUES

Management cannot provide any assurances that they will be able to secure sufficient funds to satisfy the cash requirements for the next 12 months. The inability to secure additional funds would have a material adverse effect on the Company.

These financial statements are presented on the basis that the Company will continue as a going concern. Other than the previously disclosed impairments, no adjustments have been made to these financial statements to give effect to valuation adjustments that may be necessary in the event the Company is not able to continue as a going concern. The effect of those adjustments, if any, could be substantial.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). A summary of the Company's significant accounting policies follows:

(a) Nature of Business

The Company was incorporated in Delaware on August 29, 2006 and is a development stage company. The company is in the process of determining the expected cash flow from the patent infringement litigation.

(b) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

The primary management estimates included in these financial statements are the impairment reserves applied to various long-lived assets and the fair value of its stock tendered in various non-monetary transactions.

(c) Property and Equipment

Property and equipment will be recorded at cost less impairment and accumulated depreciation. Depreciation will be recorded using the straight-line method.

Management periodically assesses its ability to recover the cost of its long-lived assets in accordance with the provisions of SFAS 144. Costs deemed not recoverable are charged to operations and the asset cost reduced by the estimated impairment.

(d) Cash and Cash Equivalents

Cash includes all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less. Cash balances are insured by the F.D.I.C. up to $100,000 per institution.

(e) Fair Value of Financial Instruments

The financial instruments disclosed elsewhere in these notes are deemed to be representative of their fair values, as the interest rates approximate market rates giving consideration to their respective risks. The Company has applied certain assumptions in estimating these fair values. The use of different assumptions or methodologies may have a material effect on the estimates of fair values.

(f) Income Taxes

The Company provides for income taxes based on the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which, among other things, requires that recognition of deferred income taxes be measured by the provisions of enacted tax laws in effect at the date of financial statements.

(g) Net Loss Per Share

Net Loss Per Share is calculated using the weighted average number of shares of common stock outstanding during the year. The Company has adopted the provisions of SFAS No. 128 Earnings Per Share.

(h) Stock-Based Compensation

Statements of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation. In accordance with SFAS 123, the Company has elected to continue accounting for stock based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

The Company accounts for stock awards issued to nonemployees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18 Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services. Under SFAS 123 and EITF 96-18, stock awards to nonemployees are accounted for at their fair value as determined under Black-Scholes option pricing model.

(i) Intangible Assets

The Company adopted Statement of Financial Accounting Standard (“SFAS”) No. 142, Goodwill and Other Intangible Assets, effective July 1, 2002. As a result, the Company discontinued amortization of goodwill, and instead annually evaluates the carrying value of goodwill for impairment, in accordance with the provisions of SFAS No. 142. The Company holds one asset the cost basis of the development of the patent infringement litigation. The Company owns the patent technology of the electronic activation of gift, Affinity, and phone cards the patent had a cost basis of $13,100 of legal costs related to the establishment of the patent. MedCom impaired the entire value of the patent cost because there were not yet any proven revenues related to the patent infringement litigation.

Research and Development costs are expensed as incurred.

Impairment of Long-Lived Assets is assessed by the Company for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows generated by those assets to the assets’ net carrying value. The amount of impairment loss, if any, is measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

5. SHARE CAPITAL

On August 29, 2006, the Company authorized 175,000,000 shares of common stock, at $.0001 par value and no shares were issued to its shareholders. The company authorized 1,000,000 of preferred shares at a par value of .001 and no shares were issued to its shareholders as of September 30, 2006.

6. INCOME TAXES

The Company recognizes deferred income taxes for the differences between financial accounting and tax bases of assets and liabilities. CAT is a wholly owned subsidiary of MedCom and will be spun off as a taxable  exchange and as the there will a proportionate distribution of stock based on the shareholders of record at a particular date to be determined.  Medcom will retain 40.9% of the stock distribution whereas this does not qualify as a tax free exchange.

7. COMMITMENTS AND CONTINGENCIES

The Company has entered into various consulting agreements with outside consultants. However, certain of these agreements included additional compensation on the basis of performance. The consulting agreement are with key shareholders that are instrumental to the success of the company and its development of it product.

8. RELATED PARTY TRANSACTIONS

Card Activation is managed by its key officer and director William P. Williams as of September 30, 2006. The company appointed William Bednarski as the Company’s Chief Operating Officer. Mr. Williams is the single largest shareholder, sole officer, and director of MedCom.

9. NET LOSS PER SHARE

Restricted shares and warrants are not included in the computation of the weighted average number of shares outstanding during the periods. There are no restricted shares or warrants issued in the Capital of Card Activation. The net loss per common share is calculated by dividing the consolidated loss by the weighted average number of shares outstanding during the periods.

10. SUBSEQUENT EVENTS

The company’s management consisted of William P. Williams CEO and William Bednarski COO. The company received a patented technology that litigation of patent infringement will ensue. The Company has sent out notice of patent infringement to three very large abuses and unauthorized use of the company’s patent technology. The company is related to MedCom and the key officer and Directors will be the key to success to this development stage company.

Pursuant to the above the following action has been taken:

On October 13, 2006 a patent infringement suit was filed against McDonald’s Corporation and Walgreen Co, et al, in the Federal District Court for the Northern District of Illinois.

On November 28, 2006 a patent infringement suit was filed against Sears Holding Corporation, also in the Federal District Court for the Northern District of Illinois.

The intellectual property attorneys are pursuing these cases on a contingent fee basis, whereby they will receive approximately 35% of amounts recovered, if successful.

Spin Off

On October 31, 2006, the MedCom board of directors declared a stock dividend to its shareholders of record at the end of business on December 15, 2006 of one share of Common Stock in the Company for every one share of common stock of MedCom owned by its shareholders. This was a dividend of 86,770,504 shares of our Common Stock. MedCom retained the balance of 60,000,000 shares of Common Stock.

Following the spin off, CAT and MedCom will operate separately, each as independent public companies. In order to govern the relationship between our company and MedCom after the spin off and to provide mechanisms for an orderly transition, we and MedCom are entering into certain agreements which will facilitate the spin off, govern our relationship with MedCom after the spin off and provide for the allocation of tax and other liabilities and obligations.

The following is a summary of the terms of the material agreements we are entering into with MedCom.

Separation Agreement

The separation agreement governs the contribution of MedCom’s card technology business to us, the subsequent distribution of shares of our common stock to MedCom stockholders and other matters related to MedCom’s relationship with us.

Tax Sharing Agreement

In connection with the separation agreement, we have entered into a tax sharing agreement with MedCom. This agreement (1) governs the allocation of U.S. federal, state, local, and foreign tax liability between us and MedCom, (2) provides for certain restrictions and indemnities in connection with the tax treatment of the distribution, and (3) addresses certain other tax-related matters.

Administrative Services Agreement

Under an administrative services agreement between the MedCom and us, we have agreed to share certain administrative functions and personnel until we can establish our own administrative operating systems and hire its own personnel.

Stock Option Plan

On October 31, 2006, the Company adopted an employee stock option plan, which acts as an incentive stock option plan, under which the Company’s officers, directors, consultants, and employees will be eligible to receive, in relevant part, either securities or stock options exercisable for the Company’s securities at exercise prices that may be equal to or lower than the offering price. The Company has reserved 1,000,000 shares of Common Stock for issuance under this plan. No options have been issued under this plan.

* * * * * *

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the General Corporation Law of the State Delaware allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if:

•	the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Our Certificate of Incorporation provides for the indemnification of our officers and directors to the maximum extent permitted by Delaware law, and also provides that:

No director of the Corporation shall have any personal liability to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision eliminating such personal liability of a director shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under §174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

The Company’s bylaws provide that directors and officers shall be indemnified by the Company to the fullest extent authorized by the Delaware General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for the Company or on its behalf.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses the Company expects to incur in connection with the distribution of the securities being registered. The selling stockholders will not be responsible for any such fees. With the exception of the SEC registration fee, all amounts are estimates.

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$1,188.55

Accounting Fee and Expenses	5,000.00

Audit Fee and Expenses	10,000.00

Legal Fees and Expenses	25,000.00

Printing Expense	8,000.00

Transfer Agent	2,000.00

Miscellaneous	3,811.45

TOTAL	$55,000.00

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 27. EXHIBITS

Exhibit
No.	Description

3.1	Certificate of Incorporation of Card Activation Technologies Inc., filed with the Secretary of State of Delaware August 29, 2006
3.2	Bylaws of Card Activation Technologies Inc.
5.1	Opinion of Joseph I. Emas, Attorney at Law
5.2	Tax Opinion of David Kozak, Esq of Mohr Hackett, Pederson, Blakely, and Randolph, P.C.
10.1	The Company 2006 Stock Option Plan
10.2	Separation Agreement with MedCom
10.3	Tax Sharing Agreement with MedCom
10.4	Administrative Services Agreement with MedCom
10.5	Revolving Line of Credit with Medcom USA Incorporated
23.1	Consent of Joseph Emas, Attorney at Law (see 5.1 opinion)
23.2	Consent of Independent Registered Public Accounting Firm of S E Clark & Company P.C.

ITEM 28. UNDERTAKINGS

The Company hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) Deregister any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Scottsdale, State of Arizona on June 4, 2007.

Card Activation Technologies Inc.

By:	/s/ William P. Williams
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby constitutes and appoints William P. Williams as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this registration statement and any and all instruments or documents filed as part of or in connection with this registration statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ William P. Williams	President, Chief Executive Officer, Chief Financial Officer, Principle Accounting Officer, and Sole Director	June 4, 2007

William P. Williams